UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 6, 2025

Mach Natural Resources LP

(Exact name of registrant as specified in its charter)

Delaware	001-41849	93-1757616
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14201 Wireless Way, Suite 300, Oklahoma City, Oklahoma	73134
(Address of principal executive offices)	(Zip Code)

(405) 252-8100

Registrant’s telephone number, including area code

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partner interests	MNR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 7, 2025, Mach Natural Resources LP, a Delaware limited partnership (the “Company,” “we” or “our”), completed its public offering (the “Offering”) of 12,903,226 common units representing limited partner interests in the Company (“Common Units”), at $15.50 per Common Unit pursuant to a Registration Statement on Form S-3 (File No. 333-283511) (the “Registration Statement”), initially filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on November 27, 2024 and declared effective by the Commission on December 9, 2024. The material provisions of the Offering are described in the base prospectus, dated December 9, 2024, which forms part of and is included in the Registration Statement (the “Base Prospectus”), as supplemented by the final prospectus supplement, dated February 6, 2025, pursuant to Rule 424(b) under the Securities Act (the “Prospectus”).

On February 6, 2025, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, Mach Natural Resources GP LLC, a Delaware limited liability company, and Stifel, Nicolaus & Company, Incorporated, Raymond James & Associates, Inc., TCBI Securities, Inc., doing business as Texas Capital Securities, and Truist Securities, Inc., as representatives of the several underwriters named therein (the “Underwriters”), providing for the offer and sale by the Company, and purchase by the Underwriters, of the Common Units. Pursuant to the Underwriting Agreement, the Company also granted the Underwriters an option for a period of 30 days to purchase up to an additional 1,935,483 Common Units on the same terms. In connection with the Offering, Bayou City Energy Management LLC (“BCE”), an affiliate of our general partner, purchased 5,161,290 Common Units in the Offering at the public offering price. In connection therewith, the Underwriters received a reduced underwriting discount on such Common Units purchased by BCE compared to other Common Units sold to the public in the Offering. The material terms of the Offering are described in the Prospectus. The Underwriting Agreement contains customary representations and warranties, agreements and obligations, closing conditions and termination provisions. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make because of any of those liabilities.

The Offering closed on February 7, 2025. The Company received proceeds (net of underwriting discounts and estimated offering expenses) from the Offering of approximately $192.5 million. As described in the Prospectus, the Company intends to use the net proceeds from the Offering to pay in full the approximately $23.0 million of borrowings outstanding under its super priority credit facility, and the remainder to repay a portion of its term loan credit facility. The Company expects to repay the remainder of borrowings under and terminate its term loan credit facility with cash on hand and proceeds from the credit facility it intends to enter into following the consummation of the Offering. As more fully described under the caption “Underwriting” in the Prospectus, certain of the Underwriters or their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with the Company or its affiliates. Additionally, certain of the Underwriters or their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1*	Underwriting Agreement, dated February 6, 2025, by and among Mach Natural Resources LP, Mach Natural Resources GP LLC, and Stifel, Nicolaus & Company, Incorporated, Raymond James & Associates, Inc., TCBI Securities, Inc., doing business as Texas Capital Securities, and Truist Securities, Inc., as representatives of the several underwriters named therein.
5.1*	Opinion of Kirkland & Ellis LLP.
8.1*	Opinion of Kirkland & Ellis LLP relating to tax matters.
23.1*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
23.2*	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1).
104	Cover Page Interactive Data File (formatted as Inline XBRL).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mach Natural Resources LP

	By:	Mach Natural Resources GP LLC,
its general partner

Dated: February 7, 2025	By:	/s/ Tom L. Ward
		Name:	Tom L. Ward
		Title:	Chief Executive Officer

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